UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): October 9, 2007

China Industrial Waste Management, Inc.

(Exact name of registrant as specified in its charter)

_____Nevada                                    002-95836-NY                    13-3250816___

(State or other jurisdiction of    (Commission File Number)      (IRS Employer

        incorporation)                                                                       Identification No.)

China Industrial Waste Management Inc.

c/o Dalian Dong Tai Industrial Waste Treatment Co., Ltd

No. 1 Huaihe West Road

E-T-D-Zone, Dalian, China ___________116600

                              (Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: 011-86-411-8762-2850

N/A

(Former Name and Address if changed since the last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On March 6, 2006, a lawsuit was filed against the China Industrial Waste Management, Inc. (the “Company”) entitled Tolan S. Furusho v. Goldtech Mining Corp., Case No.:  06-A-518343-B,  in the District Court, Clark County, Nevada. The plaintiff prayed for a judgment to declare him the sole director of the Company as of December 8, 2005, that his position as director was not, and could not be extinguished, and a ruling declaring that all actions taken by the Board of Directors of the Company without proper notice are voidable. On October 9, 2007, the Company entered into settlement agreement and general release of the claims wherein all claims of the plaintiff and the Company against each other will be settled and released for the payment of cash and shares of common stock of the Company to the plaintiff. The Company will not pay any of the consideration (including cash or common stock) payable to the plaintiff pursuant to the settlement agreement. Rather, a third party will make the entire payment .  Dismissal of the case is pending.

 On August 9, 2006, the Company was served with a Summons and Complaint in an action filed in the Superior Court of Washington, Kings County, entitled Don Moroz and Glen Lochton Management Inc., v. Tolan Furusho, Columbia State Bank, Goldtech Mining Corporation, a Nevada corporation, Goldtech Mining Corporation, a Washington corporation, Tracy Kroeker, Ralph Jordan, Jack Laskin, Nancy Egan, Richard Smith, and Beverlee Claydon a/k/a Beverlee Kamerling. The plaintiffs in such action claimed to be victims of a failed "pump and dump" penny stock scheme. On October 9, 2007, the Company entered into settlement agreement and general release of all of the claims made in such action wherein the plaintiffs will be paid cash in consideration of the settlement. The Company will not pay any of the settlement consideration. Rather, a third party will  make such cash payment to the plaintiffs.  Dismissal of the case is pending.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/ Dong Jinqing

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Name:  Dong Jinqing

Title:    Chief Executive Officer

Date: October 15, 2007